                                                                    EXHIBIT 99.3

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




OVERVIEW

     Harbinger Corporation (the "Company") generates revenues from various sources, including revenues for services and license fees for software. Revenues for services principally includes subscription fees for transactions on the Company's Value Add Network ("VAN"), software maintenance and implementation charges and charges for consulting and training services. Subscription fees are based on a combination of monthly access charges and transaction-based usage charges. Software maintenance and implementation revenues represent recurring charges to customers and are deferred and recognized ratably over the service period. Revenues for consulting and training services are based on actual services rendered and are recognized as services are performed. License fees for software are recognized upon shipment, net of estimated returns. Software revenues include royalty revenues under the Company's distribution agreement with System Software Associates, Inc. ("SSA") which are recognized based upon sales to end users by SSA. Software revenues also include royalty revenues from Harbinger NET Services, LLC ("HNS"), an affiliated company, based upon sales to end users by HNS.

STI ACQUISITION

     On January 3, 1997, the Company acquired SupplyTech, Inc. a Michigan corporation, and its affiliate, SupplyTech International, LLC, a Michigan limited liability company (collectively, "STI") for 2,400,000 unregistered shares of the Company's common stock in transactions accounted for using the pooling-of-interests method of accounting. SupplyTech, Inc. was acquired in a merger transaction pursuant to the terms of a merger agreement, dated January 3, 1997, by and among the Company, SupplyTech, Inc. and Harbinger Acquisition Corporation II, a Georgia corporation and a wholly owned subsidiary of the Company. SupplyTech, Inc. survived the merger as a wholly owned subsidiary of the Company. SupplyTech International, LLC was acquired by the Company in a series of related share purchases, which included the exchange of the Company's common stock for all the outstanding shares of SupplyTech International, LLC.

     In connection with the STI Acquisition, the Company expects to take a charge of $7.0 million in January 1997 for acquisition related expenses and asset write downs and expects to incur integration costs of $2.5 million to $3.5 million during the first quarter of 1997.

     The financial position and results of operations of the Company have been restated for all periods prior to the merger to give retroactive effect to the STI Acquisition. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in the financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation of the STI Acquisition. However, they will become the historical consolidated financial statements of the Company, after financial statements covering the date of consummation of the business combination are issued.

1994 ACQUISITION AND SSA ALLIANCE

     Effective December 31, 1994, the Company completed the acquisition (the "TI Acquisition") of certain assets from Texas Instruments, Incorporated relating to its EDI business unit for $3.9 million. Effective July 21, 1995, the Company purchased technology and entered into a distribution agreement with SSA for $4.8 million (the "SSA Alliance") pursuant to which the Company acquired from SSA computer software that performs EDI functions on IBM AS/400 midrange computers and licensed to SSA the Company's AS/400, Unix and PC-based EDI software and related tools and utilities, under agreements whereby SSA may remarket this software to licensees of SSA's Business Planning and Control System. Through the TI Acquisition and the SSA Alliance, the Company acquired software products and technologies that complement the Company's existing software product line.

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


HARBINGER NET SERVICES, LLC

     In December 1994, the Company founded Harbinger NET Services, LLC ("HNS") to develop products and services to facilitate electronic commerce using the Internet. HNS was capitalized in March 1995 with an initial investment of approximately $360,000 from the Company and approximately $340,000 from certain other investors, including shareholders, executive officers and directors of the Company. In June 1995, the Company purchased additional HNS common shares for $2.0 million in cash and a note for $6.0 million, which was paid in full from the proceeds of the Company's initial public offering.
Also, in June 1995, BellSouth Telecommunications, Inc. ("BellSouth") invested $3.0 million in HNS in exchange for a five-year subordinated convertible debenture (the "Debenture") bearing interest at the rate of 6% per annum. In 1995 and 1996, the Company realized significant losses on its investment in HNS, which has been accounted for under the equity method through December 31, 1996. On January 1, 1997, because of the expiration of restrictions on the Company's ability to appoint a majority of the HNS Board of Managers, the Company exercised its rights as majority shareholder of HNS by appointing a majority of the members of the HNS Board of Managers. As a result, effective January 1, 1997, the Company will account for its investment in HNS by consolidating the statements of financial position and results of operations of HNS with those of the Company.

     Also on January 1, 1997, the Company entered into a debenture purchase agreement with the holder of the Debenture whereby the Company acquired the Debenture in exchange for $1.5 million in cash and 242,288 shares of the Company's common stock valued at $4.2 million. The Company expects to record an extraordinary loss on debt extinguishment of $2.4 million on January 1, 1997 related to this transaction which represents the amount paid of $5.7 million in excess of the face amount of the Debenture of $3.0 million plus accrued interest of $280,000.

     Immediately after this transaction, the Company acquired the minority interest in HNS, consisting of 585,335 shares of HNS common stock and stock options to acquire 564,727 shares of HNS common stock at exercise prices ranging from $0.70 per share to $1.65 per share, by exchanging cash of $1.6 million and stock options to acquire 355,317 shares of the Company's common stock at exercise prices ranging from $15.22 per share to $16.53 per share which were valued by the Company at $2.2 million. Including transaction and other costs of $350,000, the Company paid $4.1 million for the acquisition of the HNS minority interest which will be accounted for using the purchase method of accounting with $2.7 million of the purchase price allocated to in-process product development and charged to the consolidated statement of operations on January 1, 1997, and $1.4 million allocated to goodwill and purchased technology.

     The Company anticipates that it will incur integration costs related to these transactions of $1.5 million to $2.5 million during the first quarter of 1997.

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




1996 ACQUISITIONS

     Effective March 31, 1996, the Company completed the acquisition of NTEX Holding B.V. ("NTEX") for $8.0 million and the acquisition of INOVIS GmbH ("INOVIS") for $6.1 million. NTEX is a Rotterdam, The Netherlands-based supplier of EC products and services with about 40 employees at the time of the acquisition. It develops software for EDI, wide area communications, and web site development, and it operates an electronic clearing center in The Netherlands. NTEX builds value-added applications that utilize EDI and manages trading communities for such markets as healthcare, agriculture, shipping and education. INOVIS is a Karlsruhe, Germany-based supplier of EC products and services with about 30 employees at the time of the acquisition. INOVIS develops software for electronic catalogs and ordering systems that use both CD-ROM and the Internet. It also manages an electronic clearing center serving the German-speaking market. INOVIS builds value-added applications that utilize EDI and manages trading communities for the music, book publishing, sporting goods, and other markets. The Company's acquisitions of NTEX and INOVIS are expected to accelerate the Company's realization of opportunities for its products in international markets.

     The Company also completed two other acquisitions during 1996, the acquisition of the remaining outstanding common stock of Harbinger N.V. ("HNV") and the acquisition of Comtech Management Systems, Inc., which are more fully described in the Company's accompanying supplemental consolidated financial statements and which are not expected to have a significant impact on the Company's financial position or results of operations.

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the percentage relationship of certain statement of operations data items to total revenues.


                                                 Percentage of Total Revenues
                                              ----------------------------------
                                                   Years Ended December 31,
                                              ----------------------------------
                                                 1996        1995        1994
                                              ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:

Revenues:
 Services...................................      63.8%       64.7%       62.7%
 Software...................................      36.2        35.3        37.3
                                              --------    --------    --------
 Total revenues.............................     100.0       100.0       100.0
                                              --------    --------    --------
Direct costs:
 Services...................................      23.0        22.0        22.7
 Software...................................       4.9         5.2         3.9
                                              --------    --------    --------
 Total direct costs.........................      27.9        27.2        26.6
                                              --------    --------    --------
Gross Margin................................      72.1        72.8        73.4
                                              --------    --------    --------
Operating costs:
 Selling and marketing......................      25.4        25.9        28.7
 General and administrative.................      21.4        22.8        21.1
 Depreciation and amortization..............       5.0         3.6         3.8
 Product development........................      15.2        15.7        14.0
 Charge for purchased in-process product
  development, write-off of software
  development costs and acquisition-related
  charges...................................      14.8         3.1        15.4
                                              --------    --------    --------
 Total operating costs......................      81.8        71.1        83.0
                                              --------    --------    --------
Operating income (loss).....................      (9.7)        1.7        (9.6)
                                              --------    --------    --------
Interest expense (income), net..............        --        (0.2)        0.1
Equity in losses of joint ventures..........      12.1         3.3         0.8
                                              --------    --------    --------
Loss before income tax expense (benefit)....     (21.8)       (1.4)      (10.5)
Income tax expense (benefit)................       0.3         3.2        (3.7)
                                              --------    --------    --------
Net loss....................................     (22.1)%      (4.6)%      (6.8)%
                                              ========    ========    ========
Pro forma net loss data:
 Loss before taxes as reported..............     (21.8)%      (1.4)%
 Pro forma income tax expense...............       0.2         1.8
                                              --------    --------
  Pro forma net loss........................     (22.0)%      (3.2)%
                                              ========    ========

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




     Revenues. Total revenues increased from $27.9 million in 1994 to $37.8 million in 1995 and to $59.3 million in 1996. Revenues for services increased from $17.5 million in 1994 to $24.5 million in 1995 and to $37.8 million in 1996. These increases reflect an increase in the number of subscribers utilizing the Company's VAN, increases in the average volume of transmissions by subscribers, and increases in professional services revenues. In addition, increases in revenues for services in 1996 reflect revenues generated from the Company's European subsidiaries which were acquired in March 1996. Revenues from software maintenance and implementation also increased in each year, reflecting an overall increase in the number of customers. Revenue from software license fees increased from $10.4 million in 1994 to $13.3 million in 1995 and to $21.4 million in 1996. The increase in 1995 as compared to 1994 was primarily the result of $2.0 million in software license fees attributable to the licensing of enterprise-wide software products obtained in the TI Acquisition, $1.5 million in royalties from SSA, and software licensed in connection with several new hub programs offset by a $400,000 decrease in PC software sales between years, principally at SupplyTech, Inc. ("STI"). The increase in 1996 as compared to 1995 was primarily the result of the increase in royalties from SSA to $5.7 million, $1.2 million in royalties for software licensed through HNS, increases in software license fees attributable to the licensing of enterprise-wide software products, increases in PC software licensed principally at STI and software revenues generated from the Company's European subsidiaries which were acquired in March 1996. The Company expects that royalty revenues from SSA may substantially decline in 1997 from 1996. See discussion under Liquidity and Capital Resources for revenue expectations for 1997 from SSA. Revenues reported by the Company for the European subsidiaries may be impacted by the effect of exchange rates in converting their currency into the Company's reporting currency.

     Direct Costs. Direct costs for services increased from $6.3 million in 1994 to $8.3 million in 1995 and to $13.6 million in 1996. As a percentage of services revenues, these costs were 36.2% in 1994, 34.0% in 1995 and 36.0% in 1996. The decrease as a percentage of services revenues from 1994 to 1995 reflect higher margins achieved from increased services revenues. The increase as a percentage of services revenues from 1995 to 1996 primarily reflects the effect of a higher mix of lower margin professional services revenues from the Company's European subsidiaries acquired in March 1996. Direct software costs increased from $1.1 million in 1994 to $2.0 million in 1995 and to $2.9 million in 1996. Direct software costs, as a percentage of software revenues, were 10.5% in 1994, 14.6% in 1995, and 13.6% in 1996. The increase in direct software costs as a percentage of software revenues from 1994 to 1995 primarily reflects the effect of third party royalty payments paid by STI. The decrease in direct software costs, as a percentage of software revenues, from 1995 to 1996 primarily reflects the effect of higher margin royalty revenues from HNS and SSA and the licensing of higher margin enterprise-wide software products.

     Selling and Marketing. Selling and marketing expenses increased from $8.0 million in 1994 to $9.8 million in 1995 and to $15.1 million in 1996. As a percentage of revenues, these expenses were 28.7% in 1994, 25.9% in 1995 and 25.4% in 1996. The decreases as a percentage of revenues between years principally reflect the effect of increased services revenues and efficiencies associated with other costs to support increased sales activity. The decrease as a percentage of revenues from 1995 to 1996 reflects these efficiencies offset by an increase in selling and marketing costs as a percentage of revenue at STI. The Company anticipates that it will spend a higher percentage of revenues on selling and marketing in 1997 than in 1996.

     General and Administrative. General and administrative expenses increased from $5.9 million in 1994 to $8.6 million in 1995 and to $12.7 million in 1996. As a percentage of revenues, these expenses increased from 21.1% in 1994 to 22.8% in 1995, and decreased to 21.4% in 1996. The increase, as a percentage of revenues, between 1994 and 1995 primarily reflect increases associated with the provision for various tax exposures at STI. The decrease, as a percentage of revenues, between 1995 and 1996

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




reflect efficiencies associated with expanding the Company's operations and the effect of increases in software and services revenues.

     Depreciation and Amortization. Depreciation and amortization increased from $1.0 million in 1994 to $1.4 million in 1995 and to $3.0 million in 1996. As a percentage of revenues, these expenses decreased from 3.8% in 1994 to 3.6% in 1995, and increased to 5.0% in 1996. The increase in 1996 as a percentage of revenues is primarily the result of the amortization of the intangible assets related to the acquisitions completed in late 1995 and early 1996.

     Product Development. Total expenditures for product development, including capitalized software development costs, increased from $4.3 million in 1994 to $6.9 million in 1995 and to $11.1 million in 1996. The Company capitalized software development costs of $394,000, $962,000 and $2.1 million in 1994, 1995 and 1996, respectively, which represented 9.2%, 14.0% and 18.8% of total expenditures for product development in these respective periods.
The increase in the amounts capitalized, as a percentage of total expenditures for product development, from 1994 to 1996 reflects the fact that the Company incurred greater product development costs in 1995 and 1996 on products that had reached technological feasibility. As a percentage of revenues, total product development expenditures increased from 15.4% in 1994, to 18.2% in 1995 and to 18.7% in 1996. The increase in such expenditures from 1994 to 1995 principally reflects costs related to the continuing development of technologies acquired in connection with the TI Acquisition and the SSA Alliance. The increase in such expenditures from 1995 to 1996 principally reflects development related to the Company's new Windows-based PC product line, continued enhancements to the enterprise-wide product line obtained in the TI Acquisition, and new products being developed by STI and the Company's European subsidiaries. Amortization of capitalized software development costs included in direct costs of software totaled $387,000, $910,000 and $2.0 million in 1994, 1995 and 1996, respectively. Additionally, the Company, through its investment in HNS, expended approximately $1.1 million in 1995 and $4.3 million in 1996 to develop products and services to facilitate electronic commerce on the Internet.

     Charge for Purchased In-Process Product Development, Write-off of Software Development Costs and Acquisition Related Charges. The Company incurred expenses of $4.3 million in 1994, $1.2 million in 1995 and $8.8 million in 1996 primarily for purchased in-process product development. In connection with the 1994 TI Acquisition, the Company acquired in-process product development for several software products. Since the Company determined that certain of the acquired technologies had not reached technological feasibility, the Company expensed the portion of the purchase price allocable to such in-process product development. Also, the Company wrote-off software development costs related to the Company's then existing Windows-based PC product which, as a result of the TI Acquisition, has been integrated with technologies acquired from TI to create a new Windows-based product offering. In connection with the acquisition of certain assets in December 1995, STI acquired in-process product development associated with certain AS400 technology. Since the Company determined that some of this product development had not reached technological feasibility, the Company expensed the purchase price allocable to such in-process product development. In connection with the acquisition of three European companies in March 1996, the Company acquired in-process product development for several software products. Since the Company determined that certain of the acquired technologies had not reached technological feasibility, the Company expensed the portion of the purchase price allocable to such in-process product development.

     Equity in Losses of Joint Ventures. The Company recognized, as its equity in the losses of HNV, $227,000 in 1994, $313,000 in 1995 and $69,000 in
1996. These losses reflect the impact of the operations of HNV for the full year in 1994 and 1995 as compared to three months in 1996, prior to the Company's acquisition of the remaining 80% of equity of HNV effected on March 31, 1996. In addition, the Company recognized, as its equity in the losses of HNS, $954,000 in 1995 and $7.0 million in 1996 reflecting the Company's losses associated with its Internet joint venture with BellSouth. The Company

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




acquired the BellSouth convertible debenture and the remaining equity interests of this joint venture on January 1, 1997 from BellSouth and the other HNS minority shareholders and option holders. In 1996, the Company recognized, as its 50% equity in the losses of SupplyTech Australia, Pty., $119,000 associated with the startup of operations in Australia.

     Income Taxes. The Company recorded income tax expense of $146,000 and $1.2 million and an income tax benefit of $1.0 million in 1996, 1995 and 1994, respectively. Domestic taxable income of $7.4 million will be required in future years to realize the Company's recorded net deferred income tax assets of $2.8. During 1996, the Company provided a $4.8 million valuation allowance for the acquired foreign net operating loss carryforwards and the deductible temporary differences associated with certain acquired foreign intangible assets. Future decreases in $3.3 million of the total valuation allowance of $4.8 million related to the foreign net operating loss carryforwards will reduce the intangibles associated with those acquisitions as those net operating loss carryforwards are realized.

     The pro forma net loss data for 1996 and 1995 reflects the income tax expense that would have been reported if SupplyTech, Inc. (a S corporation for income tax reporting purposes) and SupplyTech International, LLC (a limited liability corporation for income tax reporting purposes) had been C corporations during these periods. The Company would have recorded income tax expense of $146,000 and $687,000 in 1996 and 1995, respectively, had SupplyTech, Inc. and SupplyTech International, LLC been C corporations during these periods.

     Net Loss. The Company realized net losses after preferred stock dividends of $13.1 million in 1996, $1.9 million in 1995 and $2.1 million in 1994. The net loss in 1994 reflects principally the effect of the charges for purchased in-process product development and write-off of software development costs of $4.3 million in connection with the TI Acquisition. Without this charge, and net of related income tax effects, the Company's net income for 1994 would have been approximately $652,000. The net loss in 1995 reflects the effect of charges for purchased in-process product development of $1.2 million and the effect of the equity in loss of HNS of $954,000. Excluding the equity in loss of HNS, expected to recur, and the charge for in-process product development, net of related income tax effects, the Company's net income in 1995 would have been approximately $762,000. The net loss in 1996 reflects the effect of charges for purchased in-process product development, write-off of software development costs and acquisition related charges of $8.8 million in connection with three European acquisitions effected in March 1996 and the equity in loss of HNS of $7.0 million. Excluding these charges and the equity in loss of HNS, expected to recur, net of related income tax effects, the Company's net income in 1996 would have been approximately $1.7 million.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations through a combination of private and public equity and debt financings, bank lines of credit and cash flows from operations. In 1996, 1995, and 1994, the Company generated cash from operating activities of $8.0 million, $3.1 million and $4.7 million, respectively. The Company used net cash for investing activities of $11.5 million in 1996 as compared to $12.9 million in 1995 and $1.0 million in 1994. Cash used for investing activities in 1996 included principally acquisitions and purchases of property and equipment. The Company used cash in financing activities of $517,000 in 1996 primarily to pay off debt assumed in the 1996 acquisitions. The Company generated net cash from financing activities of $16.6 million in 1995, representing principally proceeds from its initial public offering in August 1995, and $881,000 in 1994, representing principally the proceeds from the exercise of stock options.

     The Company's primary bank credit facility consists of a revolving line of credit which bears interest at prime plus 0.625% and permits the Company to borrow a maximum of $10.0 million, limited to a maximum amount available based upon the Company's qualified receivables. This facility, which also

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




provides the Company with a 24-month term-out feature for up to $2.0 million, contains certain restrictive covenants and is secured by substantially all of the Company's assets. The covenants include restrictions on the Company's capital expenditures and net losses, and require the Company to maintain certain financial ratios. The Company pays a commitment fee on the unused portion of this revolving credit facility. As of December 31, 1996, the Company had no outstanding balance on this facility. In addition, the Company maintained a revolving credit facility payable to a bank through STI which is effective through June 1997 and which provides a line of credit to the Company up to $2.0 million, subject to the terms of the facility, bearing an interest rate equal to the bank's prime rate. The credit facility is secured by all of the STI's accounts receivable and inventory and prevents STI from incurring additional indebtedness, as defined by the terms of the facility. The amount outstanding was $1,550,000 as of December 31, 1996. The Company has invested in a new telephone system which commits the Company to a final payment of approximately $775,000 during the first quarter of 1997. The Company currently has no other material commitments for capital expenditures.

     Revenues for 1996 include minimum royalties from SSA of $5.7 million which were paid in October 1996 and represented 9.7% of the Company's consolidated revenues for the year ended December 31, 1996. The terms of the SSA distribution agreement provide for SSA to pay the Company royalties through December 2000 based upon sales of the Company's products to end users by SSA and provide for SSA to vest in 4 million shares of the Company's Zero Coupon Redeemable Preferred Stock as more fully described in the Company's accompanying supplemental consolidated financial statements. There is no minimum royalty obligation after 1996. Based upon discussions with SSA and considering the payment terms under the SSA distribution agreement, the Company expects that royalty revenues from SSA may substantially decline in 1997 as compared to 1996 and that the average collection period related to cash flows derived from royalty revenues earned from SSA in the future will substantially increase.

     Management expects that the Company will continue to be able to fund its operations, investment needs and capital expenditures through cash flows generated from operations, cash on hand, borrowing under the Company's credit facilities and additional equity and debt capital. Management believes that outside sources for debt and additional equity capital, if needed, will be available to finance expansion projects and any potential future acquisitions. The form of any financing will vary depending upon prevailing market and other conditions and may include short or long term borrowings from financial institutions, or the issuance of additional equity or debt securities. However, there can be no assurances that funds will be available on terms acceptable to the Company. The Company does not believe that inflation has had a material impact on its business. However, there can be no assurance that Harbinger's business will not be affected by inflation in the future.

FORWARD LOOKING STATEMENTS

     This report includes "forward looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 related to the Company that involve risks and uncertainties including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products and other risks. For further information about these and other factors that could affect the Company's future results, please see the Company's most recent Form 10-K filed with the Securities and Exchange Commission. Investors are cautioned that any forward looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward looking statements.

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




SUBSEQUENT EVENT

     Stock Split

     On January 10, 1997, the Board of Directors declared a three-for-two stock split in the form of a 150% stock dividend on the Company's common stock payable on January 31, 1997 to shareholders of record on January 17, 1997. All share, per share and shareholders' equity amounts included in the Company's consolidated financial statements have been retroactively restated to reflect the split for all periods presented.